Exhibit No. 10.1

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (“Agreement”) is by and between Denise Miyasato, Chad Arima and Eric Eldred (jointly and severally referred to below as “Buyer”), and Barnwell of Canada, Limited, a Delaware corporation (“Barnwell Canada”), and Barnwell Industries, Inc., a Delaware corporation (“Barnwell Industries”), and is entered into effective as of March 14, 2025 (the “Closing Date”).
R E C I T A L S
A.    Barnwell Canada and Barnwell Industries (sometimes individually referred to herein as “Seller” and collectively as “Sellers”) own all of the issued and outstanding shares of capital stock (the “Shares”) of Water Resources International, Inc., a Delaware corporation (the “Company”).
B.    The Company specializes in the exploration and development of groundwater resources for government, commercial and private clients in Hawaii and is an industry leader in the state in deep drilling and deep well pumping (the “Business”).
C.    Buyer desires to purchase the Shares from Sellers upon the terms and subject to the conditions contained in this Agreement; and Sellers desire to sell the Shares to Buyer, upon such terms and subject to such conditions.
A G R E E M E N T
Section 1DEFINITIONS
Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the attached Appendix A.
Section 2ASSETS AND LIABILITIES
2.1Agreement of Sale and Purchase. Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the obligations of Buyer provided in this Agreement, at the Closing Sellers will sell, assign, transfer, grant, bargain, deliver, and convey the Shares to Buyer free and clear of all Liens; and Buyer will purchase the Shares from Seller, upon the terms and conditions hereinbelow set forth.
2.2The Assets. By virtue of Buyer's purchase of the Shares from Seller, Buyer will indirectly acquire the Company’s entire right, title, and interest in, to, and under the Business as a going concern as well as all assets, or rights in assets, owned by the Company at the Closing Date in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected in the Current Financials or otherwise reflected on the books and records of the Company (all of such assets, properties, rights, and Business are collectively referred to in this Agreement as the "Assets"), including, but not limited to, the following, in each case as of the Closing Date:
(a)all of the Company’s rights under the contracts and leases listed on Schedule 2.2(a) as “assumed contracts” (the “Assumed Contracts”);
(b)all of the Company’s Tangible Personal Property listed on Schedule 2.2(b);
(c)all of the Company’s inventories, finished goods, and materials;

(d)the Company’s intellectual property assets used or held for use in the Company’s operations, including, but not limited to, all books of account and records pertaining to the Business, business models, customer and supplier lists, non-compete agreements, marketing plans, financial and technical information, trade secrets, know-how, ideas, designs, drawings, specifications, techniques, programs, including the intellectual property assets;
(e)all of the Company’s licenses, permits, registrations, and other governmental authorizations necessary to start and complete work under the Assumed Contracts;
(f)all books, data, records, ledgers, files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports, and other printed or written materials of the Company (other than attorney-client privileged communications and records);
(g)the Company’s goodwill, tradenames, internet domain names, web pages, telephone numbers, fax numbers, e-mail addresses, social media accounts (including all “handles”), and other similar items, together with associated listings and registrations, in each such case used or held for use in the Company’s operations;
(h)all cash, deposits, bank accounts, and certificates of deposit of the Company;
(i)all accounts receivable, notes receivable and other receivables of the Company;
(j)the Company's charter, qualifications to conduct business as a foreign business entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, company seals, minute books, stock or equity transfer books and records, and other documents relating to the organization, maintenance, and existence as a business entity of the Company;
(k)all of the Company’s performance, surety, and warranty bonds entered into in the Ordinary Course of Business by the Company;
(l)all security and utility deposits made by the Company;
(m)all claims, rights of recovery, rights of set-off, rights of recoupment, and causes of action related to the Business, and all rights of indemnity, warranty rights, rights of contribution, rights of reimbursement, and other rights of recovery related in any way to the Business or the Assets (regardless of whether such rights are currently exercisable);
(n)the right to receive mail and other communications addressed to the Company, including mail and communications from customers, suppliers, distributors, agents, and others and payments in respect of the Business;
(o)all books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports, and other printed or written materials of the Company;
(p)all customer lists, customer identification data, other customer records and information, lists of suppliers (including pricing and terms), and other supplier records and information of the Company;
(q)all rights under any bid proposal that has been submitted by the Company to a prospective customer and all lists, identification data, records, and information related to prospective customers;

(r)all insurance benefits, including rights and proceeds, arising from or relating to the Assets;
(s)all rights of the Company under any non-competition, nondisclosure, invention assignment, or any other restrictive or other covenant made for the benefit of the Company in any Contract with any current or former employees, contractors, or other third parties;
(t)all goodwill associated with the Business;
(u)the Company’s federal net operating loss carryforwards adjusted to reflect the Company’s results through Closing, subject to any limitations on the use of such carryforwards imposed by the Internal Revenue Code; and
(v)all other property and rights that relate to the Business owned by the Company or in which the Company has an interest at the Closing Date.
2.3Excluded Liabilities. Notwithstanding Buyer's desire to acquire, indirectly by virtue of Buyer's purchase of the Shares, the Business, as a going concern, and the Assets, and Sellers’ desire to sell, indirectly by virtue of the sale of the Shares to Buyer, the Business, as a going concern, and there are certain liabilities of the Company that exist on or relate to the period prior to the Closing Date that Buyer does not accept responsibility for, which Buyer shall be indemnified by Sellers from and against subject to the terms of Section 14. Accordingly, in respect of such matters, Sellers agree with Buyer that Buyer will not accept responsibility for, and Sellers will exercise commercially reasonable efforts to cause the Company to pay or otherwise satisfy the following debts and liabilities in existence as of the Closing Date (the "Excluded Liabilities"):
(1)all obligations of any kind owed by the Company arising from, in respect of, or otherwise related to, any Litigation against or affecting the Company, the Business, the Assets, or Sellers that has been commenced prior to the Closing Date or that is commenced after the Closing Date but arises out of actions or events (other than breach of warranty claims arising out of work performed by the Company before Closing);
(2)all breach of warranty claims arising out of work performed by the Company prior to the Closing Date, including, but without limitation, all attorneys' fees and expenses, court costs, other costs and expenses, and all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and damages arising from, in respect of, or otherwise related to such Litigation, but excluding all breach of warranty or breach of contract claims under the Assumed Contracts.
(3)all liabilities and obligations of the Company to any current or former shareholder, director, or officer of the Company or to any affiliate of the Company (including the Company’s “inter-company payables”);
(4)all attorneys', brokers', consultants' or other advisors' fees and expenses, and other out-of-pocket costs incurred by the Sellers in connection with the Transaction, regardless of when incurred;
(5)liquidated damages imposed on the Company for the Pearl City Wells pump contract that is in excess of the $233,694.83 Accounts Receivable allowance already set up to cover such damages; and

(6)any cost to drill the Makai Monitoring Well (Well No. 12 Settlement) in excess of $200,000.
Section 3PURCHASE PRICE
3.1Purchase Price. In consideration for the sale and transfer of the Shares, Buyer will pay to Sellers a purchase price in the amount of $1,050,000.00 (the “Purchase Price”) payable as follows:
(a)$100,000 by way of earnest-money deposit, the receipt of which is acknowledged by Sellers;
(b)$150,000 by wire transfer at Closing;
(c)the balance, being the sum of $800,000. by delivery of the Company’s promissory note at Closing in the form attached hereto as Exhibit A with the following payment schedules, on or before:
i.    May 15, 2025: $200,000;
ii.    June 16, 2025: $150,000;
iii.    July 15, 2025: $150,000;
iv.    August 15, 2025: $150,000; and
v.    September 15, 2025: $150,000.

The payments identified above shall be accompanied by the monthly Company banking activity statement for all bank accounts held by the Company.
3.2Allocation of Purchase Price. Reserved
3.3Transfer Taxes. Reserved
Section 4REPRESENTATIONS AND WARRANTIES OF SELLERS
Except for the express representations and warranties in this Agreement, Sellers expressly exclude all warranties with respect to the Transaction, express and implied, including, but not limited to, the warranty of merchantability, the warranty of fitness for a particular purpose of the Assets, any warranties regarding the condition of the Assets , and any warranties that may have arisen from course of dealing or usage of trade. Sellers jointly and severally represent and warrant to Buyer as follows:
4.1Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business in Hawaii and transacts no business in any other jurisdiction where the nature and extent of its business and properties (both owned and leased) requires qualification. The Company possesses all requisite corporate authority and power, and all licenses, including all governmental approvals, to own, lease, or operate its properties and assets and to conduct the Business as it is now being conducted or that are necessary in any material respect for the ownership, maintenance, and operation of the Business and the Assets. Sellers have delivered to Buyer accurate and complete copies of the Organizational Documents of the Company (including any amendments thereto), and all such Organizational Documents are correct and complete in all respects and no amendments thereto are pending.
4.2Authority; Binding Obligations. Sellers have the requisite legal power and capacity to execute and deliver this Agreement and the other Transaction documents executed or to be executed by them, to perform Sellers’ obligations hereunder and thereunder, and to consummate the

Transaction, and for which no consent of any governmental authority is required that has not been obtained, and no filing or other notification to any governmental authority or is required that has not been properly completed. This Agreement and the other Transaction documents executed or to be executed by Sellers have been duly executed and delivered by Sellers, and constitute (or when executed, will constitute) the valid and legally binding obligation of Sellers, and (assuming due execution and delivery by Buyer) enforceable in accordance with their terms, subject only to the application of bankruptcy, insolvency and other similar laws of general application and general principles of equity.
4.3Capitalization.
(a)All of the authorized, issued, and outstanding shares of capital stock of the Company is owned by Sellers (80% by Barnwell Canada and 20% by Barnwell Industries). There are no equity interests in the Company other than the Shares owned by Sellers in the Company. Sellers, and on the Closing Date will be, the record and beneficial owner of the Shares free and clear of all Liens, and as of the Closing Sellers will transfer the Shares to Buyer free and clear of all Liens.
(b)The Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other rights. The powers, privileges, and other rights, and the qualifications, limitations, or restrictions thereof in respect of the Shares are as set forth in the Organizational Documents of the Company delivered to Buyer.
(c)At the Closing Date, except for this Agreement, there are no agreements relating to the issuance, sale, or transfer of the Shares, as applicable, or other equity interests in the Company, including, but without limitation, any such agreements that create, grant, establish, or otherwise relate to any options, warrants, conversion rights, preemptive rights, rights of first refusal, or other rights, or agreements, orally or in writing, to purchase or acquire from the Company or Sellers any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock in the Company.
(d)The Company does not own any capital stock, partnership interests, membership interests, or other Equity Interests in or of any Person and the Company has no obligation, contingent or otherwise, to provide funds to or make any investment in (in the form of a loan, capital contribution, or otherwise) any Person
4.4No Conflicts. The signing and delivery of this Agreement by Sellers and the performance by Sellers of all of their obligations under this Agreement will not: (a) conflict with the Company’s or Sellers’ Organizational Documents; (b) breach any agreement to which the Company or Sellers is a party, or give any Person the right to accelerate any obligation of the Company or Sellers; (c) violate any law, judgment, or order to which the Company or Sellers is subject; or (d) require the consent, authorization, or approval of any Person, including, but not limited to, any governmental body.
4.5Financial Statements. Sellers have delivered to Buyer true, correct and complete copies of the financial statements of the Company as listed on Schedule 4.5 (the “Financial Statements”). The Financial Statements: (a) fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as of the dates and as of the periods specified; (b) were prepared in accordance with generally accepted accounting principles (“GAAP”) (Sellers and the Company are part of an a affiliated group of Companies whose results are consolidated and reported on a GAAP basis); (c) reflect the consistent application of such accounting principles throughout the periods involved; and (d) were prepared in accordance with the books of account and records of the Company (which in turn, are accurate and complete in all material respects).

4.6Books and Records. The books of account and records of the Company are complete and accurate in all material respects, represent actual, bona fide transactions, and have been maintained in accordance with GAAP including the maintenance of an adequate system of internal accounting controls.
4.7Tangible Personal Property. The Company’s higher value tangible property assets, equipment, and operating fixed assets are listed on Schedule 2.2(b) (“Tangible Personal Property”). The Company has good and marketable title to Tangible Personal Property or has a valid leasehold interest in and is in possession of such Tangible Personal Property under a valid and subsisting lease contract, free and clear of all Liens. All the Tangible Personal Property is in the Company's possession and control. Each item of Tangible Personal Property is being conveyed to Buyer in strictly “as is” condition with no warranties of any kind whatsoever. Other lower value tangible property assets, equipment, and operating fixed assets not listed on Schedule 2.2(b) will be conveyed to the Buyer in “as is” condition.
4.8Inventories. Except as otherwise provided on Schedule 4.8: The Company’s inventories – other than items that are obsolete or of below-standard quality, all of which have been written off or written down to net realizable value on the Most Recent Balance Sheet – are of a quality usable and, with respect to finished goods, saleable in the Ordinary Course of Business.
4.9Intellectual Property.
(a)Schedule 4.9 contains a complete list of (i) each patent, trademark, and copyright in which the Company has an ownership interest; (ii) each tradename that the Company uses; and (iii) each internet domain name and social media account that the Company uses or has registered. The Company has no intellectual property relevant to or used in its operations other than as listed on Schedule 4.9.
(b)Except as otherwise provided on Schedule 4.9:
(1)the Company has not and to Sellers’ Knowledge no Person has alleged that the Company has infringed on the patent, trademark, copyright, or tradename rights of any Person;
(2)the Company has not, and to Sellers’ Knowledge no Person has alleged that Sellers have, misappropriated, misused, or improperly disclosed the trade secrets or confidential or proprietary information of any Person;
(3)to Sellers’ Knowledge, no patent, trademark, copyright, tradename, or Internet domain name that is owned or used by any Person infringes the patent, trademark, copyright, or tradename rights of the Company;
(4)no trade secret or confidential or proprietary information of the Company has been appropriated, used, or disclosed for the benefit of any other Person or to the detriment of the Company;
(5)no registration of any patent, trademark, copyright, tradename, or Internet domain name that the Company has registered has become invalid or unenforceable, or is subject to any fee, tax, or other charge.
4.10Sufficiency of Assets. To Sellers’ Knowledge and the Assets constitute all of the tangible and intangible assets necessary to conduct Business as it is now being conducted.
4.11Title to Assets. Except as otherwise provided on Schedule 4.11, the Company has good title to the Assets, free from all Liens. Immediately before the Closing, the Company will possess good title to the Assets, free from all Liens.

4.12Taxes. Except as otherwise provided on Schedule 4.12: (a) the Company has filed on a timely basis all tax returns and reports required to be filed by applicable laws; (b) all of the Company’s filed tax returns and reports are complete and accurate; (c) the Company has paid – or made provision for the payment of – all taxes that have become due for all periods; (d) no taxing authority has asserted – or informed the Company or Sellers that it intends to assert – any deficiency in the payment of any taxes by the Company; (e) the Company is not the beneficiary of any extension of time within which to file a tax return; (f) no filed tax return of the Company has been or is currently being audited; (g) the Company has not been given or been requested to give a waiver or an extension of any statute of limitations relating to the payment of any taxes; (h) the Company is not a party to any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar tax agreement that may require the Company to make any payment of any kind. For purposes of this Section 4.12 the term “Company” shall mean the affiliated group of companies as defined in Section 1504 of the Code of which the Company is a member and of which Barnwell Industries is the common parent.
4.13No Undisclosed Liabilities. To Sellers’ Knowledge, the Company has no liabilities of any kind, whether know or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured, except for: (a) liabilities reflected or reserved against on the Company’s Most Recent Balance Sheet; (b) liabilities incurred in the Ordinary Course of Business since the date of the Company’s Most Recent Balance Sheet; (c) liabilities under contracts that do not arise out of or result from a breach by Seller; and (d) liabilities otherwise disclosed in any of the Schedules delivered in connection with this Agreement.
4.14No Material Adverse Change. Buyer is familiar with any and all changes in the Company’s financial condition that have occurred since the date of the Most recent balance sheet.
4.15No Other Changes. Since the date of the Most Recent Balance Sheet
(a)the Company has conducted the Business in the Ordinary Course of Business;
(b)the Company has not changed its accounting methods;
(c)the Company has not received notice of any claims with respect to its surety bond, payment bond, performance bond, maintenance/warranty bond, or claims related to the performance or quality of its work (including any construction defect claims);
(d)the Company has not increased the salary, bonus payments, benefits, or other compensation of any director, officer, or employee, other than in the Ordinary Course of Business;
(e)no Benefit Plan has been adopted, amended, or terminated, and the Company has not withdrawn from any Benefit Plan; and
(f)no customer or supplier of the Company has indicated to the Company or Sellers an intention to discontinue or change the terms of the customer’s or supplier’s business relationship with the Company.
4.16Contracts.
(a)Except as set forth in Schedule 4.16, to Sellers’ Knowledge, there are no warranty claims pending or threatened with respect to work performed by the Company, and neither the Company nor Sellers have received notice of any pending or threatened warranty claim.
(b)Except as otherwise provided on Schedule 2.2(a):

(1)true and correct copies of all the written contracts listed in Schedule 2.2(a) have been made available by the Sellers to the Buyer for review, to the extent such contracts are in writing.
(2)the Company has complied with the terms and conditions of each contract listed on Schedule 2.2(a).
(3)to Sellers’ Knowledge, each other Person that is a party to a contract listed on Schedule 2.2(a) has complied with the terms and conditions of the contract, and the Company has no Liens pending or threatened against any project owners or subcontractors;
(4)no Assumed Contract has become invalid or unenforceable;
(5)to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely: (A) result in the Company’s failure to comply with the terms and conditions of any contract listed on Schedule  2.2(a) (B) give any Person the right to terminate any Assumed Contract; or (C) give any Person the right to accelerate any obligation of the Company under any Assumed Contract;
(6)neither the Company nor Sellers have received any notice from any Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any contract listed on Schedule 2..2(a) .
4.17Compliance With Laws. Except as otherwise provided on Schedule 4.17: (a) the Company has complied with all applicable laws that are or were applicable to it or to the conduct or operation of its Business during the five-year period before the date of this Agreement; (b) to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with any applicable law; and (c) during the five-year period before the date of this Agreement, neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual or alleged failure by the Company to comply with any law.
4.18Governmental Authorizations. Schedule 4.18 contains a complete list of each license, permit, registration, and other governmental authorization of the Company. Except as otherwise provided on Schedule 4.18: (a) the Company’s governmental authorizations constitute all of the governmental authorizations required to conduct the Business as it is now being conducted; (b) the Company has complied with the terms and conditions of each governmental authorization of the Company; (c) to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with the terms and conditions of any governmental authorization of the Company; (d) neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any governmental authorization of the Company; and (e) no governmental authorization of the Company has become invalid or unenforceable, or is subject to any fee, tax, or other charge that is due and owing but not paid as of the Closing Date.
4.19Legal Proceedings. Schedule 4.19 contains a complete list of Litigation that is pending or, to the Sellers’ Knowledge, threatened against the Company. the Company has delivered to Buyer complete and accurate copies of all pleadings, correspondence, and other documents relating to each proceeding listed on Schedule 4.19. To Sellers’ Knowledge, except as otherwise provided on Schedule 4.19: (a) no event has occurred or circumstances exist that will likely result in a proceeding against the Company; and (b) no proceeding listed on Schedule 4.19 will likely result in a material adverse change in the financial condition of the Company.
4.20Orders. Schedule 4.20 contains a complete list of each judgment or order to which the Company or the Company’s performance, payment, maintenance/warranty, or registration bond is subject.

Except as otherwise provided on Schedule 4.20: (a) the Company has complied with the terms and conditions of each judgment and order to which the Company is subject; (b) to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with the terms and conditions of any judgment or order to which the Company is subject; and (c) neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any judgment or order to which the Company is subject.
4.21Employee and Labor Matters.
(a)Schedule 4.21 contains a complete list of: all Persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) job title or position (including whether full-time or part-time); (iii) hire or retention date;
(b)For each employee listed on Schedule 4.21, the relationship to the Company is that of an at-will employee and there is no individual contract for employment, severance, or change-of-control benefits, or the provision of wages or compensation except as disclosed on Schedule 4.21.
(c)the Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs and employment losses. In the last six years, there has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar state or local laws applicable to the Company in connection with a termination of any of the Company’s employees for which the Company has or would reasonably be expected to have any liability.
4.22Environmental. Except as otherwise provided on Schedule 4.22:
(a)to Sellers’ knowledge, the Company has no liabilities or obligations of any kind arising out of any Environmental Law, whether known or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured;
(b)the Company is not a party to any contract, settlement agreement, or other similar arrangement that requires or may require the Company to have any liability or obligation of any kind arising out of any Environmental Law;
(c)to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company having any liability or obligation of any kind arising out of any Environmental Law;
(d)to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with any applicable Environmental Law;
(e)neither the Company nor Sellers have received any notice from any governmental authority or other Person regarding any actual, alleged, or potential failure by the Company to comply with any Environmental Law;
(f)no Litigation relating to any Environmental Law is pending or, to Sellers’ Knowledge, threatened against the Company;
(g)to Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in a proceeding relating to any Environmental Law against the Company;

(h)the Company is not subject to any judgment or order relating to any Environmental Law;
(i)to Sellers’ Knowledge, no Hazardous Substance is present on any real property in which the Company has or had an ownership interest or that the Company uses or used in violation of any Environmental Law; and
(j)to Sellers’ Knowledge, no Hazardous Substance has been spilled, discharged, or otherwise released on or into any real property in which the Company has or had an ownership interest or that the Company uses or used.
4.23Bonds. the Company has delivered to Buyer a complete and accurate copy of each outstanding performance bond, payment bonds, and maintenance/warranty bond of the Company and each registration bonds of the Company. the Company has complied with the terms and conditions of each such bond. To Sellers’ Knowledge, no event has occurred or circumstances exist that will likely result in the Company’s failure to comply with the terms and conditions of any outstanding bond. the Company and Sellers have not received notice from any Person regarding any actual or alleged failure by the Company to comply with the terms and conditions of any outstanding bond. There have been no claims or judgments against any such bond.
4.24No Brokers or Finders. Neither the Company nor Sellers have incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction.
4.25Safety Matters. Except as set forth in Schedule 4.25, the Company has complied and is in compliance with all Safety Requirements, and the Company has no liability under any Safety Requirements. Sellers have no Knowledge of any alleged violation or liability arising under any Safety Requirements. Neither the Company nor Sellers have received any written or, to Sellers’ Knowledge, oral notice of any violation of, or any liability or corrective or remedial obligation under, any Safety Requirements. the Company is not subject to any pending, or to Sellers’ Knowledge, threatened action arising under Safety Requirements.
4.26Disclosure. To Sellers’ Knowledge, no representation or warranty made by the Company and Sellers Shareholder in this Agreement includes any untrue statement or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
Section 5REPRESENTATIONS AND WARRANTIES OF BUYER
Except for the express representations and warranties in this Agreement, Buyer expressly excludes all warranties with respect to the Transaction, express and implied. Buyer represents to Sellers as follows:
5.1Organization. Reserved -Buyer is comprised of three individuals.
5.2Authority. Buyer has full power and authority to sign and deliver this Agreement and to perform all of Buyer’s obligations under this Agreement.
5.3Binding Obligation. This Agreement is the legal, valid, and binding obligation of Buyer (and each f them) , enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.
5.4No Conflicts. The signing and delivery of this Agreement by Buyer and the performance by Buyer of all of Buyer’s obligations under this Agreement will not: (a) breach any agreement to which Buyer is a party, or give any Person the right to accelerate any obligation of Buyer; (b) violate any law, judgment, or order to which Buyer is subject; or (c) require the consent, authorization, or approval of any Person, including, but not limited to, any governmental body.
5.5Legal Proceedings. No Litigation is pending or, to Buyer’s knowledge, threatened against Buyer that: (a) involves any challenge to or seeks any damages or other relief in connection with the Transaction; or (b) may have the effect of prohibiting, delaying, making illegal, imposing material limitations or conditions on, or otherwise interfering with the Closing.
5.6No Brokers or Finders. Buyer has not incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction.
5.7Disclosure. No representation or warranty made by Buyer in this Agreement includes any untrue statement or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
Section 6COVENANTS OF SELLERS BEFORE CLOSING
Sellers jointly and severally covenant to Buyer as follows:
6.1Buyer’s Investigation. Sellers has (a) afforded Buyer and Buyer’s representatives full and free access to the Company’s personnel, properties, contracts, governmental authorizations, books of account and records (including financial statements), safety records, prior claim and release documents, and other data related to the Assets and the Assumed Contracts (b) provided Buyer and Buyer’s representatives with copies of all contracts, governmental authorizations, books of account and records, and other data related to the Assets and the Assumed Contracts that Buyer has requested; and (c) otherwise cooperated and assisted with Buyer’s investigation of the Assets, the Assumed Contracts, and the Business. Two of the three of the individuals comprising Buyer are employed by the Company and have full knowledge of the Business.
6.2Due Diligence Review. Buyer has satisfactorily completed its Due Diligence Review.
6.3Acceptance of the Assets. By signing this agreement, Buyer acknowledges it has visited the Company’s locations to view the assets and has confirmed the assets as specified in Schedule 2.2 (b) as well as assets not listed on Schedule 2.2 (b) and that the Buyer is satisfied with its contents.
6.4Filings and Notices. Sellers will, and will cause the Company to, make all filings and give all notices that the Company and/or Sellers are required to make and give to close the Transaction.
6.5Consents. Sellers will, at Sellers’ sole cost and expense, use commercially reasonable best efforts to obtain all consents, authorizations, and approvals that the Company and/or Sellers are required to obtain to close the Transaction and to assign the Assumed Contracts to Buyer. Sellers will cooperate with Buyer with respect to all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction and to conduct business immediately after the Transaction.
6.6Conditions. Sellers will use their commercially reasonable efforts to cause the conditions in Section 8 to be satisfied.
Section 7COVENANTS OF BUYER BEFORE CLOSING
Buyer covenants to Sellers as follows:
7.1Filings and Notices. Buyer will make all filings and give all notices that Buyer is required to make and give to close the Transaction. Buyer will cooperate with Sellers with respect to all filings and notices that the Company and/or Sellers are required to make and give to close the Transaction.
7.2Consents. Buyer will use Buyer’s commercially reasonable best efforts to obtain all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction. Buyer will cooperate with Sellers with respect to all consents, authorizations, and approvals that the Company and/or Sellers are required to obtain to close the Transaction.
7.3Conditions. Buyer will use Buyer’s commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.
Section 8CONDITIONS TO SELLERS’ CLOSING OBLIGATIONS
Sellers’ obligation to close the Transaction is subject to the satisfaction of the following conditions:
8.1Performance of Covenants. Buyer must have performed and complied with all Buyer’s covenants in Section 7 in all material respects.
8.2Closing Documents. Sellers must have caused the following items to be delivered to Buyer:
(a)the items set forth in Section 10.2;
(b)for each Lien on an Asset that is not a Permitted Closing Encumbrance, a release from the applicable secured party
(c)any other documents that Buyer may reasonably request to evidence: (1) the accuracy of Sellers’ representations and warranties in Section 4; (2) Sellers’ performance of and compliance with Sellers covenants in Section 6; or (3) the satisfaction of any condition in this Section 8.
8.3Consents. The consents, authorizations, and approvals set forth on Schedule 8.3 must have been obtained by Sellers at Sellers’ sole cost and expense.
8.4No Legal Proceedings. No Litigation must be pending or have been threatened against the Company, Sellers or Buyer that: (a) involves any challenge to or seeks any damages or other relief in connection with the Transaction; or (b) may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing.
8.5No Conflict. The Closing must not violate any law, judgment, or order to which Buyer, the Company or Sellers is subject. No judgment or order of any governmental authority or arbitrator must be in effect as of the Closing Date that prohibits the Closing.
Section 9CONDITIONS TO BUYER’S CLOSING OBLIGATIONS
Buyer’s obligation to close the Transaction are subject to the satisfaction of the following conditions:
9.1Performance of Covenants. Sellers must have performed and complied with each of Sellers’ covenants in 6 in all material respects.
9.2Closing Documents. Buyer must have caused the following items to be delivered to Sellers:
(a)the items set forth in Section 10.3;
(b)any other documents that Sellers may reasonably request to evidence: (1) the accuracy of Buyer’s representations and warranties in Section 5; (2) Buyer’s performance of and compliance with Buyer’s covenants in Section 7; or (3) the satisfaction of any condition in this Section 9.
9.3No Conflict. The Closing must not violate any law, judgment, or order to which Buyer, the Company or Sellers are subject. No judgment or order of any governmental authority or arbitrator must be in effect as of the Closing Date that prohibits the Closing.
9.4Contracts. Buyer has agreed to cause the Company to take all steps necessary to assume and perform all of the contracts listed in Schedule 2.2(a).
Section 10CLOSING
10.1Closing. The Closing will take place at the offices of Barnwell Industries on Friday, March 14, 2025, or on such other mutually agreed upon date and time before March 28, 2025. The execution of this Agreement by the Sellers and Buyer shall occur at Closing.
10.2Obligations of Sellers. Sellers will deliver the following items to Buyer at the Closing:
(a)the certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers), for transfer to the Buyer;
(b)a certificate signed by Sellers certifying to Buyer that: (1) the representations and warranties of Sellers contained in this Agreement, are true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any other representation or warranty not qualified by materiality) on and as of the Closing Date; and (2) Sellers have performed and complied with each of the covenants set forth in Section 6 in all material respects;
(c)all Consents required to be obtained from or provided to third-Persons necessary for the consummation of the Transaction, including, but without limitation, all Governmental Approvals.
(d)possession of the Assets.
10.3Obligations of Buyer. Buyer will deliver the following items to Sellers at the Closing
(a)Proof of a wire transfer initiated by Buyer to Barnwell Industries, Inc. in the amount of $150,000.
(b)Buyer’s promissory note payable to Barnwell Industries in the amount of $800,000 in the form of Exhibit A attached hereto (the “Promissory Note”).
(c)A fully-executed Security Agreement in the form of Exhibit B attached hereto by which the Company grants Barnwell Industries a security interest in certain of the Company’s high-value marketable assets to secure payment of the Note.
Section 11COVENANTS OF SELLERS AFTER CLOSING
Sellers jointly and severally covenant to Buyer as follows:
11.1Excluded Liabilities. Sellers will pay and perform and indemnify and hold Buyer and the Company harmless from the Excluded Liabilities in their entirety, provided that Sellers will have the right to contest and compromise any Excluded Liability in Sellers’ reasonable discretion and without cost to Buyer or the Company.

11.2Employees. Sellers will pay all wages, commissions and bonus (other than severance payments) which become due and payable to each Company employee arising out or resulting from the employee’s service as an employee of the Company up to the Closing Date.
11.3Business Relations. For a period of one (1) year after the Closing, Sellers will cooperate with Buyer in Buyer’s efforts to preserve the Company’s relations and goodwill with its customers, suppliers, lessors, creditors, employees, agents, and other business relations of the Company that existed before the Closing.
11.4Business Referrals. For a period of two (2) years after the Closing, Sellers will refer to Buyer all customer and supplier inquiries that Sellers receive in connection with the Business.
11.5No Disparagement. After the Closing, neither Sellers nor Selling Shareholder will make any disparaging statements about the Assets, Buyer, the Company, or any present or future shareholder, director, member, manager, partner, officer, or authorized representative of the Company or Buyer.
11.6Bonding. Sellers perform such acts and provide such assurances as may be required to keep and maintain all bonds pertaining to the Assumed Contracts that are in place as of the date of this Agreement (including the Company’s surety bond, payment bond, performance bond, and maintenance/ warranty bond) –together with all corresponding bond indemnities—in full force and effect until such time that all project work is completed under the Assumed Contracts.
11.7Delivery of Documents. At the Closing, Sellers will deliver to the Buyer all documents relating to the Shares, the Business, and the Assets, and the current and proposed operations of the Business, including, without limitation, all Corporate Records, files relating to the Assumed Contracts, and any information or data relating to the operation of the Business or the Assets stored on computer disks and any electronic media, including computers.
11.8Further Assurances. At any time at the reasonable request of Buyer, Sellers promptly will execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered to Buyer such instruments of transfer, assignment, and conveyance, and other documents, in form and substance reasonably satisfactory to Buyer, as will be necessary to vest in, or assure, Buyer all right, title, and interest in and to the Shares, free and clear of all Liens, and will use commercially reasonable efforts to cause to be taken such other action as Buyer at any time reasonably may require to more effectively implement and carry into effect the Transaction.
11.9General Waiver and Release. Effective as of the Closing Date, Sellers, on the Sellers’ behalf and on behalf of their successors and assigns (collectively, the "Seller Releasing Parties"), and excepting the Company’s obligations under the Security Agreement attached hereto as Exhibit B, unconditionally and irrevocably release, waive, and forever discharge the Company from any and all claims, rights to indemnity, demands, judgments, causes of action, and liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, arising directly or indirectly from any action, omission, event, or transaction occurring on or prior to the Closing Date, which, for the avoidance of doubt, includes any and all claims of breach and causes of action based on alleged breach and associated liabilities arising out of or relating to any commercial arrangement or agreement between Sellers and the Company entered into prior to the Closing, but excluding Sellers’ claims and rights expressly set forth in this Agreement or any other Transaction documents. Without limiting the foregoing, Sellers expressly waive and relinquish all rights afforded by any applicable law that limits in any manner the release set forth in this Section 11.9. Sellers represent and warrant to Buyer that (a) there are no Liens, or claims of Lien, or assignments in law or equity or otherwise against any of the claims or causes of action released herein, (b) Sellers have not transferred any such claims or causes of action to any Person, and (c) Sellers are fully authorized and entitled to give the releases specified in this Section 6.6.
11.10Post-Closing Transition. Sellers will allow the Buyer and the Business the use of a portion of Sellers’ Honolulu office and the Company’s accounting software for a maximum period of 90 days following Closing to allow a transition period. Buyer will pay the Company’s employees’ salaries and Sellers will pay for Honolulu office expenses during this period. This period may be extended if agreed upon by both parties.
Section 12COVENANTS OF BUYER AFTER CLOSING
Buyer covenants to Sellers as follows:
12.1Assumed Contracts. After the Closing, Buyer will cause the Company to perform the Assumed Contracts in their entirety in accordance with the terms thereof, provided that Buyer will have the right to contest and compromise any Assumed Contract obligation in Buyer’s reasonable discretion and without cost to Sellers. Buyer will indemnify and hold Sellers harmless with respect to any and all claims for breach of one or more of such contracts.
12.2Employee Matters. Buyer intends to cause the Company to continue employment for substantially all employees of the Company who are engaged in the Business on terms substantially similar to those under which such employees are currently engaged. Buyer will cause the Company to pay customary severance payments to any employees not retained by Buyer. The parties do not intend to create any third-Person beneficiary rights respecting any employee of the Company as a result of the provisions of this Agreement and specifically hereby negate any such intention.
12.3Records. Buyer will retain the Company data and records included in the Assets for a period of three (3) years after the Closing Date. During the three-year period and upon reasonable advance notice from Sellers, Buyer will, during Buyer’s regular business hours and in a manner that does not unreasonably interfere with the operation of Buyer’s business, afford the notifying party and its representatives reasonable access to the Company data and records included in the Assets.
12.4Post-Closing Accounting. Buyer shall allow the Sellers to utilize the needed Company’s employees to close out Sellers’ records in exchange for the use of the Sellers’ Honolulu office for a maximum period of 90 days to allow a transition period. Buyer will pay employees’ salaries and Sellers will pay for Honolulu office expenses during this period. This period may be extended if agreed upon by both parties.
Section 13OTHER COVENANTS
13.1Noncompetition. The Noncompetition, Non-Solicitation and Confidentiality Provisions attached as Appendix B are incorporated by reference into this Section 13.
Section 14INDEMNIFICATION
14.1Survival. Unless otherwise specified in this Agreement, all representations, warranties, covenants and obligations in this Agreement except Fundamental Representations will survive the Closing for the longer of twenty-four (24) months or the full and final resolution of any applicable Litigation, i.e. any Litigation which will determine whether Sellers has breached any representation, warranty, covenant, or obligation, and/or the damages resulting from any such breach. Fundamental Representations will survive the Closing until sixty (60) days following the later of the expiration of the applicable statute of limitations or the full and final resolution of any applicable Litigation.
14.2Sellers’ Indemnification. If the Closing occurs, and subject to the provisions of this Section 14, Sellers will jointly and severally defend and indemnify Buyer and the Company from, and against any and all claims, actions, proceedings, damages, losses, liabilities, and expenses of every kind, whether known or unknown, including, but not limited to, reasonable attorney’s fees, resulting from or arising out of: (a) Sellers’ breach of any representation, warranty, covenant, or other obligation of Sellers in this Agreement or any other agreement or document relating to the Transaction; (b) any Excluded Liabilities.

Where the Excluded Liability is a claim for the Company’s breach of warranty or contract and the Company is obligated to perform corrective or additional work, Sellers shall have the option to retain the Company to perform the work on the following terms:
(a)KD-12 Monitoring Well.
Any costs incurred by the Company beyond the $200K being held by KWC would be the responsibility of Sellers. Total costs will be calculated as labor, materials, outside services, and 250% of labor to cover overhead costs. The total costs, if in excess of $400K, will have to be discussed further with KWC to determine each party’s share. Sellers will be responsible for the Company’s share, less $200K, plus 10% of that subtotal.
(b)Civil Mechanical and Other Projects
Any costs incurred for Civil Mechanical and other Projects would be the responsibility of Sellers. If labor, materials, or outside services are incurred, Sellers will be responsible for those costs + 250% of labor (if any) + 10% of the total costs. If the Company is required to pay damages rather than perform corrective work, Sellers will be responsible for the damages.
14.3Limitations on Sellers’ Liability.
(a)If the Closing occurs, and subject to Section 14.5, Sellers will have no liability to Buyer or any other person for indemnification or otherwise with respect to:
(1)any claim that arises out of or results from a breach of any representation or warranty in this Agreement or covenant in Section 6, unless Buyer notifies Sellers of the claim and specifies in reasonable detail the facts giving rise to the claim within sixty (60) days of the date Buyer becomes aware of or receives notice of the claim (if such claim is a third-party claim) and in any event within twenty-four (24) months after the Closing Date;
(2)any claim that arises out of or results from a breach of any representation or warranty in this Agreement or covenant in Section 6, if the aggregate liability for the claim is for less than $10,000, or unless the aggregate liability for all claims, including claims for less than $10,000, exceeds $50,000 in which event Sellers will be required to pay or be liable only for aggregate losses that exceed $50,000;
(3)any claim that arises out of or results from a breach of any representation or warranty in this Agreement, or covenant in Section 6, to the extent that Sellers’ aggregate liability for all such claims exceeds $200,000. This limitation of Sellers’ liability shall not apply with respect to any claim by Buyer arising out of Sellers’ fraud or gross negligence or related to Sellers’ failure to pay or perform any Excluded Liability; and
(4)any and all claims arising directly or indirectly out of this Agreement are barred if not asserted within four (4) years of the date of this Agreement.
14.4Buyer’s Indemnification. If the Closing occurs, and subject to the provisions of this Section 14, Buyer will defend and indemnify Sellers, and each present and future shareholder, director, member, manager, partner, officer, authorized representative, and affiliate of each Sellers for, from, and against any and all claims, actions, proceedings, damages, losses, liabilities, and expenses of every kind, whether known or unknown, including, but not limited to, reasonable attorney’s fees, resulting from or arising out of: (a) Buyer’s breach of any representation, warranty, covenant, or other obligation of Buyer in this Agreement or any other agreement or document relating to the Transaction; or (b) any Assumed Contract.
14.5Limitations on Buyer’s Liability.
(a)If the Closing occurs, and subject to Section 14.5(b), Buyer will have no liability to Sellers or any other person for indemnification or otherwise with respect to:
(1)any claim that arises out of or results from a breach of any representation or warranty in this Agreement or covenant in Section 7, unless Sellers notify Buyer of the claim and specify in reasonable detail the facts giving rise to the claim within twelve (12) months after the Closing Date.
(2)any claim that arises out of or results from a breach of any representation or warranty in this Agreement or any covenant in Section 7 if the claim amount is less than $10,000, or unless the aggregate liability for all claims, including claims in an amount less than $10,000, exceeds $50,000, in which event Buyer will be required to pay or be liable only for all aggregate losses that exceed $50,000; and
(3)claims that arise out of or result from a breach of any representation or warranty in this Agreement or any covenant in Section 7, to the extent that Buyer’s aggregate liability for all claims that arise out of or result from a breach of any representation or warranty in this Agreement or any covenant in Section 7 exceeds $200,000.00.
(b)The limitations on Buyer’s liability in this Section 14.5 will not apply with respect to a claim that arises out of or results from: (1) Buyer’s failure to pay or perform any Assumed Contract; or (2) Buyer’s fraud, criminal activity, or willful misconduct.
14.6Direct Claims. If an Indemnified Person notifies an Indemnifying Party of a direct claim by the Indemnified Person for which the Indemnifying Party has liability under this Section 14, the Indemnifying Party will pay the claim – or cause the claim to be paid – within 30 days after the delivery of the Indemnified Person’s notice.
14.7Third-Party Claims.
(a)If an Indemnified Person receives a written claim by a third party that is subject to the indemnification provisions in this Section 14, the Indemnified Person will promptly notify the Indemnifying Party of the claim. The notice will include a copy of all correspondence relating to the claim that the Indemnified Person received from the third party.
(b)The Indemnifying Party may elect to control the defense of the third-party claim by notifying the Indemnified Person within thirty (30) days after the delivery of the Indemnified Person’s notice.
(c)The Indemnified Person may object to the Indemnifying Party’s election to control the defense of the third-party claim by notifying the Indemnifying Party within ten (10) days after the delivery of the Indemnifying Party’s notice, but only if: (1) the Indemnified Person reasonably determines that the Indemnifying Party does not have the financial ability to diligently defend the claim; (2) the claim is also made against the Indemnifying Party and the Indemnified Person reasonably determines that joint representation of the Indemnifying Party and the Indemnified Person would be inappropriate; or (3) the Indemnified Person reasonably determines that the claim may result in non-monetary damages that may materially and adversely affect the Indemnified Person.

(d)If the Indemnifying Party elects to control the defense of the third-party claim and the Indemnified Person does not object (or is not permitted to object under Section 14.7(c) above) to the election:
(1)the Indemnifying Party will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnified Person;
(2)the Indemnified Person may participate in the defense of the claim, at the Indemnified Person’s own cost and expense; and
(3)the Indemnifying Party may settle the claim:
(A)with the consent of the Indemnified Person, which the Indemnified Person may not withhold unreasonably; or
(B)without the consent of the Indemnified Person, but only if: (i) the settlement does not contain any finding of any violation by the Indemnified Person of any applicable law or any right of any Person; (ii) the settlement expressly states that the Indemnified Person is not admitting to any such violation; and (iii) the only relief provided in the settlement is for monetary damages that are – subject to the provisions of this Section 14 – paid in full by the Indemnifying Party.
(e)If the Indemnifying Party does not elect to control the defense of the third-party claim, or if the Indemnifying Party elects to control the defense of the claim and the Indemnified Person objects to the election under Section 14.6(c):
(1)the Indemnified Person will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnifying Party;
(2)the Indemnifying Party may participate in the defense of the claim, at the Indemnifying Party’s own cost and expense; and
(3)the Indemnified Person may settle the claim:
(A)with the consent of the Indemnifying Party, which the Indemnifying Party may not withhold unreasonably; or
(B)without the consent of the Indemnifying Party, but only if: (i) the settlement does not contain any finding of any violation by the Indemnifying Party of any applicable law or any right of any Person; (ii) the settlement expressly states that the Indemnifying Party is not admitting to any such violation; and (iii) the only relief provided in the settlement is for monetary damages.
(f)In any third-party claim that is subject to the indemnification provisions in this Section 14, the Indemnifying Party and the Indemnified Person will: (1) keep each other fully informed of the status of the claim; (2) cooperate with each other with respect to the defense of the claim; and (3) attempt to preserve in full any attorney-client and work-product privileges and the confidentiality of any confidential information.
14.8Additional Indemnification Provisions.
(a)Payments by an Indemnifying Party pursuant to Section 14.3 or 14.5 shall be limited to the amount of any loss, liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received by the Indemnified Person in respect of any such claim. The Indemnified Person shall use its commercially reasonable efforts to pursue recovery under existing insurance policies or indemnity, contribution, or other similar agreements for any losses, but shall not be required to exhaust such recovery efforts prior to seeking indemnification under this Agreement.
(b)In no event shall any Indemnifying Party be liable to any Indemnified Person for any punitive damages except to the extent actually awarded to a governmental authority or other third Person.
14.9Sole and Exclusive Remedy. If the Closing occurs, the indemnification provisions in this Section 14 will be the sole and exclusive remedy available to an Indemnified Person with respect to any claim that arises out of or results from a breach of any representation or warranty in Section 4 or Section 5 or a breach of any covenant in Section 6 or Section 7 (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the Transaction). Nothing in this paragraph limits any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or willful misconduct.
Section 15ANNOUNCEMENTS
15.1Sellers and Buyer will consult and cooperate with each other concerning the timing and manner of the announcements of the Transaction to Sellers’ employees, customers, suppliers, and other business relations. Upon Buyer’s request, Sellers will permit Buyer to be present at any such announcement. Any public announcements with respect to the Transaction or this Agreement will be made, if at all, at such time and in such manner as Buyer and Sellers determine.
Section 16EXPENSES
16.1Except as otherwise provided in this Agreement, each party will bear the party’s own fees, costs, and expenses incurred in connection with the Transaction, including, but not limited to, the preparation, negotiation, signing, and performance of this Agreement and the other agreements and documents relating to the Transaction.
Section 17GENERAL
17.1Time of Essence. Time is of the essence with respect to all dates and time periods in this Agreement.
17.2No Assignment. No party may assign or delegate any of the party’s rights or obligations under this Agreement to any Person without the prior written consent of the other parties, which the other parties may not withhold unreasonably; provided, however, that Buyer may assign this Agreement to any affiliate of Buyer, or other special purpose entity formed for the purpose of consummating the transactions contemplated by this Agreement, with prior written notice to Sellers. Any assignment by Buyer will not relieve Buyer of Buyer’s obligations under this Agreement.
17.3Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.
17.4Amendment. This Agreement may be amended only by a written agreement signed by each party.
17.5Notices. All notices or other communications required or permitted by this Agreement:
(a) must be in writing; (b) must be delivered to the parties at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and (c) are considered delivered (1) upon actual receipt if delivered personally, by fax, or by a nationally recognized overnight delivery service, (2) when sent, if sent by email, if the recipient confirms receipt by reply email or other reasonable means, or (3) at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.

To Buyer:	To Sellers:

Denise Miyasato Chad Arima Eric Eldred	Barnwell of Canada Limited Barnwell Industries, Inc.
c/o Denise Miyasato	1100 Alakea Street, Suite 500
9982 Baystone St. Las Vegas, NV 89141	Honolulu, HI 96813 Email: rmg@brninc.com Attn: Russell M. Gifford
With a copy to:

Ashford & Wriston LLP
999 Bishop St., Ste. 1400
Honolulu, HI 96813
Fax: 808-539-4945
Email: cshaw@awlaw.com
Attn: Cuyler Shaw
17.6Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party’s waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.
17.7Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.
17.8Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.
17.9No Third-Party Beneficiaries. The parties do not intend to confer any right or remedy on any third party other than those Persons entitled to indemnification under Section 14.
17.10Attachments. Any exhibits, schedules, and other attachments referenced in this Agreement are part of this Agreement.
17.11Governing Law. This Agreement is governed by the laws of the State of Hawaii, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.
17.12Venue; Mediation. Any action or proceeding arising out of this Agreement will be litigated in courts located in Oahu, Hawaii. Each party consents and submits to the jurisdiction of any local, state, or federal court located in Oahu, Hawaii. As a condition precedent to litigation, any claim, demand, complaint, action, cause of action, dispute or controversy which arises out of this Agreement shall be submitted to mediation which shall be administered by Dispute Prevention & Resolution, Inc. in Honolulu, Hawaii.  Each party shall participate in mediation in good faith. Each party shall bear its own costs, expenses, and fees of mediation, including its attorneys’ fees and its share of mediator’s fees.

17.13Attorney’s Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including, but not limited to, any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.
17.14Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.
17.15Signatures. This Agreement may be signed in counterparts. An email transmission of a signed signature page will be considered an original signature page. At the request of a party, each other party will confirm an email-transmitted signature page by delivering an original signature page to the requesting party.

Signature Page Follows

    IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto and signed by an authorized officer of each of said parties effective as of the Closing Date.

BUYER:

/s/ Denise Miyasato
Denise Miyasato

/s/ Chad Arima
Chad Arima

/s/ Eric Eldred
Eric Eldred

SELLERS:

BARNWELL INDUSTRIES, INC., a Delaware corporation
By:	/s/ Russell M. Gifford
Name: Russell M. Gifford
Its: Executive Vice President and CFO

BARNWELL OF CANADA, LIMITED, a Delaware corporation
By:	/s/ Russell M. Gifford
Name: Russell M. Gifford
Its: Vice President and Secretary

APPENDIX A
Definitions
“Assets” means the assets described in Section 2.2.
“Closing” means the closing of the Transaction.
“Closing Date” means Friday, March 14, 2025, or any other day as may be agreed to by the Buyer and Sellers in writing, provided that, following Closing, references to “Closing Date” shall mean the date on which Closing actually occurs;
“Closing Inventory List” means an inventory prepared as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Environmental Law” means any law designed to minimize, prevent, punish, or remedy the consequences of actions that damage or threaten the environment or public health and safety.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any person that during the six-year period before the date of this Agreement has been under “common control” with Sellers under Section 4001(a)(14) of ERISA or Section 4001(b) of ERISA, or has been treated as a single employer with Sellers under Section 414 of the Code.
“Excluded Liabilities” means the liabilities described in Section 2.3.
“Hazardous Substance” means any hazardous or toxic substance, material, or waste, including, but not limited to: (a) any hazardous or toxic substance, material, or waste that is defined as such under any Environmental Law; and (b) petroleum, petroleum products, asbestos, presumed asbestos-contaminating materials, asbestos-contaminating materials, urea formaldehyde, and polychlorinated biphyenyls.
“Indemnified Person” means a person entitled to indemnity from an Indemnifying Party under Section 14.
“Indemnifying Party” means a party obligated to indemnify an Indemnified Person under Section 14.
“Knowledge” means with respect to Sellers, the actual knowledge of Russell M. Gifford, Denise Miyasato, or Blaise Clay.
“Lien” means a legal right granting the holder a right to foreclose and sell the property which it encumbers.
“Most Recent Balance Sheet” means the most recent balance sheet of Sellers dated June 30, 2024.
“Permitted Closing Encumbrance” means: (a) any lien, mortgage, pledge, security interest, or other encumbrance arising by operation of law for taxes, assessments, or government charges not yet due; (b) any statutory lien or encumbrance for services or materials arising in the ordinary course of

Seller’s business for which payment is not yet due; and (c) any nonconsensual lien or encumbrance incurred or deposits made in the ordinary course of Seller’s business for workers’ compensation and unemployment insurance and other types of social security.
“Related Person means:
(a)with respect to an individual:
(1)the individual’s spouse, any person who is related to the individual or the individual’s spouse within the second degree, and any person who resides with the individual;
(2)any person that is directly or indirectly controlled by the individual or by one of the persons specified in subsection (a)(1) of this definition;
(3)any person in which the individual or one of the other persons specified in subsection (a)(1) holds – individually or in the aggregate – 10% or more of the shares or other ownership interests; and
(4)any person for which the individual or one of the other persons specified in subsection (a)(1) serves as a director, manager, partner, officer, or trustee; and
(b)with respect to a specific person other than an individual: (1) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with the specified person; (2) any person that holds 10% or more of the shares or other ownership interests of the specified person; (3) each person that serves as a director, manager, partner, officer, or trustee of the specified person; (4) any person in which the specified person holds 10% or more of the shares or other ownership interests; and; and (5) any person for which the specified person serves as a manager, partner, or trustee.
“Safety Requirements” means all legal requirements and all contracts, in each case, relating to or regulating public health and safety and worker health and safety, in effect on or prior to the Closing Date.
“Surviving Provisions” means Sections 11.10, 12, 13, 14 and 17 and the definitions in Appendix A to the extent applicable.
“Transaction” means the purchase and sale of the Shares provided for in this Agreement.

APPENDIX B
Noncompetition Provisions
Section 18DEFINITIONS
For purposes of these Noncompetition Provisions, the following terms have the following meanings:
“Business” means the exploration and development of groundwater resources for government, commercial and private clients in Hawaii and in-state deep drilling and deep well pumping.
“Restricted Period” means the period beginning on the Closing Date and ending five (5) years after the Closing Date.
18.1“Restrictions” means the restrictions set forth in Section 19, Section 20, and Section 21 of these Noncompetition Provisions.
Section 19NONCOMPETITION
During the Restricted Period, Sellers will not directly or indirectly advise, invest in, own, manage, operate, control, be employed by, provide services to, lend money to, guarantee any obligation of, lend Sellers’ name to, or otherwise assist any Person engaged in or planning to be engaged in any business whose products, services, or activities compete or will compete in whole or in part with the Business.
Section 20NON-SOLICITATION
20.1Sellers agree that, throughout the Restricted Period, Sellers will not, individually or on behalf of another Person, either directly or indirectly, (i) solicit or encourage any employee or consultant of Buyer or its affiliates (including the Company) to terminate such individual's employment or consulting services with the Buyer or such affiliates (including the Company), (ii) solicit or encourage, or take any action that would tend to encourage, any customer or prospective customer of Buyer or its affiliates (including the Company) to terminate or not do business with Buyer or its affiliates (including the Company), or reduce the business conducted by such customer or prospective customer with Buyer or its affiliates (including the Company), or (iii) solicit or encourage, or take any action that would tend to encourage, any vendor or supplier, or prospective vendor or supplier, of Buyer or its affiliates (including the Company) to terminate or not do business with Buyer or its affiliates (including the Company), or reduce the business conducted by such vendor or supplier, or prospective vendor or supplier, with Buyer or its affiliates (including the Company).
Section 21NO HIRE
(a)During the Restricted Period, Sellers will not hire, for Sellers’ benefit or for the benefit of any Person, as an employee or engage as an independent contractor, any Person who was an employee of Buyer or its affiliates at any time during the Restricted Period.
Section 22RESTRICTIONS
22.1Reasonableness. Sellers acknowledge and agree that each Restriction is reasonable in scope and that the Restrictions afford a fair protection to the interests of Buyer.
22.2Enforceability. The parties intend that each Restriction be enforceable to the fullest extent permitted by law.
Section 23NO EMPLOYMENT RELATIONSHIP
The Restrictions are made in the context of a business acquisition and are not made in the context of an employment relationship or contract

Schedule 2.2 (a)

List of Contracts and Leases

Contracts

Job #	Job Name
711	Boschetti Wells Nos. 1 & 2 Contract dated May 4, 2022 (Well No. 1 completed)
Oceanic Company contracts
Trillium Pumps Agreement
Makai Monitoring Well (Well #12 Settlement)

Leases

Location	Monthly Rent
Hokuloa Trade Center – 61-3295 Maluokalani St, Kawaihae Main operational yard, approximately 1 acre outside storage and an approximately 1,200 square foot office in a 20,000 SF bay in a warehouse. Currently month to month, started as a ten year lease, landlord may wish to have a new tenant execute a long term lease.	$6,020.94
Simonpietri Enterprises - 91-027 Kaomi Loop, Kapolei Lease of 21,780 square feet of vacant land from Campbell Estate (expires May 31, 2025)	$3,920.40 plus real property taxes
Kulakane LLC, TMK 3-8-007-071-0000 Minor open area yard, used for storage, (approx 46,000 sq ft). Month to month	$2,000.00
Maui Property Managers, LLC – 2762 Iolani Street, Maui 3 bedroom, 1 bath house for crew use – Boschetti two well contract 09/1/24 - 3/31/25, option to extend	$3,800.00

Schedule 2.2 (b)
Tangible Personal Property

Description
RIG NO. 4: Spencer Harris Model 7000 Portable Rotary Drilling Rig (SN: 2762471) mounted on three axle trailer
RIG NO. 6: Walker-Neer P-15-A Pump pulling rig with accessories, mounted on IHC truck (SN: 1HTAA19E5CHA10623 / S1191232)
RIG NO. 7; Ideco Rig BIR 3085 Rambler Carrier (S/N: CA-876)
RIG NO. 9: Franks Double Drum Well Servicing Rig, Drawworks model 64-1058 (SN: 640218), complete with new 71 SK hydraulic raised and scoped derrick
CRANES:
Grove crane model RT625 25 ton capacity (E-4600)
14 ton Grove crane model RT58, serial no. 4449 (E-4606)
FORKLIFTS:
1990 Toyota forklift 18,000 lb capacity, model 3FD80VA35, serial no. 3FD80-80222 (E-4103)
Toyota forklift 5,000 lb capacity, SN 03FG2511187 (E-4301)
Hyster 7.5 Ton Forklift (E-4603)
Hyster 10 Ton Forklift, S#B7P3671L (E-4108)
2006 Skytrack 6036 Forklift (E-4618)
OTHER MACHINERY:
1999 Bobcat Skidsteer, Model 763, S/N 512244203 (E-7307)
Gradall Model 534B-9, S/N 0244050S 2x4 (E-4614)
Backhoe Case Model 580E, S/N 17036385 (E-4615)
2007 JLG 534D9 45' 9K lb Extended reach forklift, diesel, SN 0160023718 (E-4617)
CAMERAS/SURVEY TOOLS:
Cue Video logging camera, serial no. 2818, and VCR (E-6302)
BT9600 Aries Camera with accessories (E-6307)
2000 Aries camera mounted on trailer (E-6311)
Totco 1-1/2 degree drift recorder (E-6200)
Totco 3 degree double drift recorder (E-6102)
MUD PUMPS:
Diesel powered mud pump, Injection pump, GD FXF172, S/N 255375
Mud pump, GD FO-FXO-H, S/N 117186 with V-8 diesel engine
Mud pump, GD FY-FXD, S/N 127739
Rebuilt 371 Detroit Diesel Power Unit (E-7619)
Rebuilt Triplex Plunger Pump (E-7620)

TEST PUMPS, MOTORS, & CABLES:
Test pump 25 stage 12LKH Peabody Floway w/ 8 inch column assembly
Floway test pump, 1,500 gpm, 19 stage, 14LKM,O.L. Deep Well Pump, Serial NO 63729-1-1, with 25,000 lb. thrust bearing, freight and assy,
Floway 22 stage test pump 12 LKH
Test pump 25 stage 12LKH; w/ 8 inch column assy (E-8611)
Floway 1-stg 19FKN 7000 GPM test pump
Test pump & 200 HP Motor-Gicon (E-7315)
2/O, 5KV Flat Armored Test Cable
125 HP Hitachi Submersible Motor (E-7313)
250 HP Indar Submersible Motor (from Lanai)
200HP 460V 3P 8" Gicon Motor (E-8321)
Wolf 2-stg pump, 40HP Hitachi motor (E-8636)
GE 100HP Motor 460V/3PH/60HZ (E-7317)
60 HP 3PH 460V Test Pump Motor (E-7308)
540KVA Variable Speed Drive, SN 13946707 (E-8640)
520KVA 480V Transformer, SN 13783899 (E-8641)
24-Stage Summit Pump, SN13975935; with 300 HP motor, SN 13975936 (E-8700)
125 HP Hitachi Submersible Motor, SN KS1179 (E-7309)
OTHER PUMPS:
Mini grout pump and mixer; inspection costs prior to purchase; freight
4000 GPM close coupled pump
(2) Rebuilt 4½x6 GASO 1849 pump, item no. REBUILT1860PUM, w/ 3" liner/pistons skid mounted w/ rebuilt diesel power unit, w/ hand clutch, belt drive, belt guard, fuel tank, etc. and freight, $15,000 each
Mayco concrete pump, diesel engine, SN 270324 (E-8401)
POWER UNITS & ENGINES:
Caterpillar model 3412 PCTA power unit (diesel engine) rate 700 HP @ 1800 RPM, serial no. 038S04102 w/ twin disc clutch
Caterpillar model 3412 PCTA power unit (diesel engine) rate 700 HP @ 1800 RPM, serial no. 038S04122 w/ twin disc clutch
1100 Series Perkins Power Unit, Radiator thru PTO, skid mounted (E-8302)
Volvo Diesel engine, stock #57538 (from Lanai)
COMPRESSORS:
1999 Ingersol Rand compressor XHP900WCAT; S/N 305389, 900-350 (E-8015)
Sullair air compressor, 900XH, S/N 006-97009430 w/3406 CAT engine (E-8016)
2006 Ingersoll Rand XHP1170WCAT Air Compressor, Model 2006, Serial Number 371212 (E-8110)
1996 Ingersol Air Compressor, 1300wcu, s#262016 (E-8111)
2002 Ingersol Air Compressor, 825wcu, s#328813 (E-8112)
2005 Ingersol-Rand Air Compressor, Model VHP400, SN 353757 (E-8113)
2005 Ingersol-Rand Air Compressor, Model HP450WTR, s#356750 (E-8114)
2010 Ingersol-Rand/Doosan Whisperized Air Compressor, SN 415895
2010 Atlas 125PSI Portable Air Compressor, Model XAS 375JXD6, SN HOP070792 (E-8118)

GENERATORS:
Generator DCA-100 on trailer, S/N 7400095 (E-7012)
1000kw Onan Generator, S/N K060995923, mounted in container and chassis
Multiquip Generator DCA-25, SN 7105404
1988 Spectrum 350 KW Generator w/ Series 60 Detroit Diesel Engine S/N:06R0467015, Model #6063TK35
VMA Cargo Trailer & generator for Aries Well Monitoring System (E-6307)
2017 Multiquip Towable Generator, Model DCA45SSIU, SN 7251984 (E-7423)
2018 Multiquip Towable Generator, Model DCA45SSIU, SN 7252865 (E-7422)
SWIVELS:
6-inch 150 ton, Sky-Tex reverse swivel and wash pipe
Brewster 4SX swivel
75 WP King Swivel, SN#728 (E-1108)
N75WP Swivel, 3" MNPT H/C-4.5" Reg LHP, S#742 (E-1109)
80 Ton Howard Turner Swivel, (E-1114)
King 75WP Swivel w/ Dodge Power Box (E-1145)
Rebuilt rubber packing swivel w/ lower sub (E-1146)
Swivel-Rig mod for reverse circulation (E-1147)
TONGS:
13-5/8 Power Tong (New from D&D; E-7014)
Eckle Power Tong, 13-3/8 tong unit (E-7007)
Rebuilt Scorpion Chain Tongs, SN 744-DM, Engine SN PP-801-H (E-7020)
HAMMERS:
Drill Hammer & Accessories (E-3032)
Drill Hammer (E-3033)
8" Down hole hammer, QL8 Shank (E-3034)
6-5/8" REG PIN HEX Hammer w/ 45 gal lubricator assembly (E-5204)
OTHER EQUIPMENT:
Washington rotary ctrl head S-1300; labor & freight; Washington rotary ctrl head bushings, seals, couplings (E-8500)
11½" O.D. down hole fishing magnet complete with guides and lift sub
Amarillo Right Angle Gear Drive S75A (from Lanai)
Amarillo Dual Gear Drive, 1125 HP, SN 163198 (E-7600)
Amarillo Dual Gear Drive, 1125 HP, SN 121091 (E-7609)
300' - 8" Medium Duty Discharge Hoses (E-9616)
1,000' - 6" Flat Hose (E-9617)
20 Ton Slip Type Elevator (E-8639)

Schedule of Covered Automobiles:

Auto No.	Terr	Description	E#	Lic. No.	Serial No.	
1	005	Willock Low Boy Trailer	E-4004	811HYB	6252A	
2	005	69 Willocks 40T Lowboy	E-4102	945HYD	4104A	
3	001	91 GMC Flatbed (E-3608)	E-3608	074TNR	1GDHC34K0ME514636	
4	005	09 Toyota Tacoma T9014 Dbl Cab (E-3613)-DH	E-3613	411HDR	3TMJU62N39M088444	
6	005	92 Manitek Boom Truck, Model 1461 (E-4105)	E-4105	212HDY	1FDXK84A0NVA09359	
7	005	62 Loadking 30' Trailer	E-4200	736HYK	60344	
8	005	59 Timpte 30' Trailer	E-4201	284HYM	8217	
9	005	65 Hobbs 30' Trailer	E-4199	752HYR	1D83242	
11	005	05 25' Tandem Dual Gooseneck Trailer	E-4211	387HYW	1E9BF25265S230795	
12	005	05 29' Straight Deck Gooseneck Trailer	E-4212	338HYW	1E9BF29255S230796	
13	001	88 Ford MSTR 17½-ton National Boom truck (E-4106)	E-4106	855TJB	1FDYU82A3JVA30301	
14	005	07 GMC Sierra 150	E-3021	247HEB	2GTEK13C771501168	
16	005	06 Western Star Tractor	E-4150	637TST	V08944	
17	001	89 Ford MSTR Stinger Boom Truck (Registered on Oahu)	E-4608	135TRR	31FDXK84A8KVA42640	
18	005	07 Chevy Crew Cab 4X4 (E-3023)	E-3023	459HDN	1GCHK23637F509869	
19	005	84 Frue Trailer for Onan Generator (E-7015)	E-7015	847HYV	1H4N04025EJ037057	Generator on Equip list
20	005	99 Ford MSTR F450 Super Duty Diesel Boom (E-4609)	E-4609	539HDR	1FDXF47XEB82299	
21	005	02 Wilson Trailer 35' Drop Deck Model MBL-15-R, Reg #9722193 (E-4610)	E-4610	159WEC	4WWFGE8D72N606523	
22	005	Econoline 20" Pendle Hitch Trailer, 16 ton, 18' flat bed (E-4611)	E-4611	150HYZ	42EFPCF49T1001221	
23	005	VMA Cargo Trailer for Aries Well Monitoring system (E-6307)	E-6307	301HYY	40LFB1014AP160937	Camera and generator on Equip list
24	001	06 Chevrolet Silverado 2500 HD Extended Cab (E-3614)	E-3614	548TTR	1GCHC29U56E224176	
25	001	00 Fabrique Open Trailer (E-6311)	E-6311	327HYS	25WUW11A55G244933	Aries camera on Equip list
26	001	95 Ford F-250 w/ Utility Bed	E-3615	732TNJ	1FTHF25HXSLA44570	
28	005	17 Dodge Ram 3500 Crew Cab Trademan Long Bed 4x4	E-3024	147HEB	3C63R3GL9HG672917	
29	005	10 Ford F-150 Crew truck (E-3026)	E-3026	TRE057	1FTFW1E87AKE19269	
30	005	15 Ford F-150 2x4 (E-3027)	E-3027	106HEA	1FTEX1CP6FKE88755	
31	005	19 Dodge Ram 2500 4WD Crew Cab Big Horn (E-3028)	E-3028	624TWZ	3C6UR5DJ5KG689207	
32	001	03 Chevy Flatbed (E-3035)	E-3035	050TTR	1GBJC34U03E263403	
33	001	04 Chevy Master (E-3036)	E-3036	729TXA	1GBHC24U24E277877	
34	005	12 Dodge Ram 1500 Hemi (E-3617)	E-3617	931TVY	1C6RD6GTXCS182580	
35	005	1984 Chevy Flatbed	E-4008	461HEH	1GBHC34J2EV120346	

Registration territories:

005 = Big Island

001 = Oahu

003 = Maui

Schedule 3.4
Purchase Price Allocation

None. Since transaction is structured as a stock purchase and not an asset purchase.

Schedule 4.5
Financial Statements

Years ended September 30, 2023 and 2024

Schedule 4.8
Inventories

No obsolete or unusable inventory.

Schedule 4.9
Intellectual Property

1.    The name “Water Resources International, Inc.”
2.    WRI email addresses: wri.us.com

Schedule 4.11
Title to Assets

No exceptions.

Schedule 4.12
Taxes

No exceptions.

Schedule 4.15
No Other Changes

No exceptions.

Schedule 4.16
Potential Warranty Claims

Job No.	Job Name
680	Kaupulehu Potable Well No. 9
677	Pearl City Wells
TBD	Makai Monitoring Well

Schedule 4.17
Compliance with Laws

To the best of the knowledge of Seller, there are no instances of non-compliance with any applicable laws.

Schedule 4.18
Governmental Authorizations

Item 1. GE Tax License
Item 2. WRI Contractor License
Item 3. Blaise Clay RME contractor license
Item 4. State of Hawaii – Certificate of Tax Compliance
Item 5. DCCA Annual Report Filing

Schedule 4.19
Legal Proceedings

To the best of the knowledge of Seller, there is no litigation pending or threatened against the Company which might result in material adverse damage to the Company.

Schedule 4.20
Judgements and Orders

To the best of the knowledge of Seller, there are no judgments or orders pending against the Company.

Schedule 4.21
List of Employees and Labor Matters

Name	Job Title	Hire Date
Denise Miyasato	VP	10/21/05
ChadArima	Project Mgr	10/18/23
Stacie Moreno	Accountant	3/27/13
Joyce Keala	AdminAsst	7/24/23
Fili Lauano	Driller	6/8/15
Charles Rice	Driller	1/23/19
Gerald Tripp III	Driller Helper	2/13/19
Lono Balai	Driller Helper	12/5/22

Name		Hire Date
Joseph Andrade III	Driller Helper	8/15/07
Sean Kinney	Driller Helper	4/8/19

Schedule 4.22
Environmental Law

To the best of the knowledge of Seller, the Company is in all respects in compliance with environmental laws.

Schedule 4.25
Safety Matters

To the best of the knowledge of Seller, the Company is in all respects in compliance with Safety Matters and requirements.

Schedule 8.4
Required Third-Party Consents

None Required

EXHIBIT A

PROMISSORY NOTE

Borrower:	Denise Miyasato Chad Arima Eric Eldred	Lender:	Barnwell Industries, Inc. for itself and as agent for Barnwell of Canada, Limited 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813

Principal Amount: $800,000.00    Date of Note: March ____, 2025

PROMISE TO PAY. Denise Miyasato, Chad Arima and Eric Eldrid (“Borrower”) jointly and severally promise to pay to Barnwell Industries, Inc. for itself and as agent for Barnwell of Canada, Limited (“Lender”), or order, in lawful money of the United States of America, the principal amount of EIGHT HUNDRED THOUSAND AND NO/100 Dollars ($800,000.00), in the following installments, on or before:

(a)    May 15, 2025: $200,000;
(b)    June 16, 2025: $150,000;
(c)    July 15, 2025: $150,000;
(d)    August 15, 2025: $150,000; and
(e)    September 15, 2025: $150,000.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

DEFAULT INTEREST. No interest will be charged in the event the five installment payments are timely paid. Upon Borrower default in timely making the above payments, the unpaid balance on the Note will start to accrue interest at the rate of six percent (6%) per annum.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Water Resources International, Inc. (“WRI”) fails to timely perform its obligations under the Security Agreement securing payment of the Note entered into between WRI and Lender of even date herewith.

Insolvency. Insolvency of Borrower, the appointment of a receiver for any part of any Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against any Borrower.

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LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will be obligated to pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender the expenses of collection. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by the laws of the State of Hawaii without regard to its conflicts of law provisions.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, their respective successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

BORROWER: Denise Miyasato Chad Arima Eric Eldred

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EXHIBIT B

ACCOMMODATION SECURITY AGREEMENT

1.WATER RESOURCES INTERNATIONAL, INC. (“Grantor”), hereby grants to BARNWELL INDUSTRIES, INC. for itself and as agent for BARNWELL OF CANADA, LIMITED (“Lender”), a security interest at the collateral described in Schedule A attached to this Agreement (“Collateral”).
2.Obligations Secured. Grantor has granted the security interest in the Collateral to Lender for the purpose of securing payment of that certain Promissory Note made by Denise Miyasato, Chad Arima and Eric Eldrid payable to Lender in the amount of $800,000.00 executed of even date herewith. The Lender’s security interest of assets is listed on Schedule-A, and shall not extend to newly purchased equipment, future revenue, or intangible assets.
3.Perfection of Security Interest. With respect to the Lender's perfection of its security interest in the Collateral, Grantor agrees with the Lender as follows. Grantor authorizes the Lender to file one or more financing statements describing the Collateral. Such financing statements may be filed prior to the date of this Agreement and may be amended and continued by the Lender as the Lender deems necessary or advisable.
4.Supplements; Further Assurances. Grantor agrees that at any time and from time to time at its expense, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Lender deems appropriate or advisable, in order to initially perfect and thereafter preserve and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder.
5.Protection and Insurance of Collateral. Grantor will take reasonable efforts in good faith, at all times, to protect the Collateral against damage or loss. Grantor will also insure all insurable Collateral against such hazards and in such amounts as Lender may require, under policies containing endorsements naming Lender as loss payee and prohibiting any cancellation or material revision in such policies without 30 days' prior written notice to Lender.
6.Tax and Other Liens. Grantor shall pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith.
7.Reasonable Care. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equivalent to that which Lender, in its own capacity, accords its
3474186 v1    3473554 v1    3

own property. Lender shall have no responsibility for taking any necessary steps to preserve rights against any other persons with respect to any Collateral.
8.Events of Default.
(a)    Definition. As used in this Agreement, the term "Event of Default" has the meaning given in the Promissory Note.
(b)    Remedies; Obtaining the Collateral Upon Event of Default. If any Event of Default shall have occurred and be continuing, and 30 days’ written notice has been provided to Borrower, Lender may, at any time or from time to time during such Event of Default:
(1)    Personally, or by agents or attorneys, immediately take possession of the Collateral (As defined in schedule-A) or any part thereof, with or without notice or process of law, and for that purpose may enter upon the premises where any of the Collateral is located and remove the same.
(2)    Take possession of the Collateral or any part thereof, by directing Grantor in writing to deliver it to Lender at any place or places designated by Lender, in which event Grantor shall at its own expense:
(i)    cause the same to be moved to the place or places so designated by Lender;
(ii)    store and keep any Collateral so delivered to Lender at such place or places pending further action by Lender as provided in Section 8(c) below; and
(iii)    while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.
(c)    Remedies; Disposition of the Collateral. Lender may from time to time exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of Hawaii at the time of an Event of Default. Lender may also, without notice except as specified below, sell the Collateral or any part thereof public or private sale, at any exchange, broker's board or at any of Lender's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Lender may be the purchaser of any or all of the Collateral at any such sale to the extent permitted by law and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations as a credit on account of the purchase price. Each purchaser at any such sale shall acquire the property sold absolutely free
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from any claim or right on the part of Grantor, and Grantor hereby waives (to the fullest extent permitted by law), all rights of redemption, stay or appraisal under any rule of law or statute now existing or hereafter enacted. To the extent notice of sale shall be required by law, at least 10 days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place at and to which it was so adjourned. Grantor waives, to the full extent permitted by law, any claims against Lender arising by reason of the fact that the price at which any Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale, even if Lender accepts the first offer received and does not offer such Collateral to more than one offeree.
9.Application of Proceeds. After and during the continuance of an Event of Default, all cash held by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied from time to time to payment of the Promissory Note.
10.No Waiver. No failure on the part of Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are to the full extent permitted by law cumulative and are not exclusive of any remedies provided by law.
11.Notices. Any notices or consents required or permitted by this Agreement shall be in writing and may be delivered in person or sent by United States mail or by email and shall be deemed delivered when delivered in person or when deposited in the United States mail, certified, postage pre-paid, return receipt requested, or when sent by email during normal business hours and there is an email or by mail confirmation of receipt, to the address of the parties as set forth opposite their respective signatures below, unless such address is changed by written notice hereunder.
12.Applicable Law; Jurisdiction. The laws of the State of Hawaii shall govern the construction of this Agreement and the rights and remedies of the parties hereto. Grantor irrevocably consents and submits to the exclusive jurisdiction of the state courts of the State of Hawaii and the United States District Court for the District of Hawaii with respect to any action instituted under this Agreement.
13.Binding Effect and Entire Agreement; Joint and Several Liability. This Agreement shall inure to the benefit of, and shall be binding on, Lender and its successors and
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assigns and Grantor and their respective heirs, successors and assigns. This Agreement, together with all other documents evidencing or securing the Note, constitutes the entire agreement between Lender and Grantor.
14.Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement, and no consent to any material departure by Grantor therefrom, may in any event be effective unless in writing signed by Lender, and then only in the specific instance and for the specific purpose given,
15.Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions of this Agreement are severable.
16.Waiver of Jury Trial. Grantor and Lender hereby waive their respective rights to a trial before a jury in connection with any dispute, proceeding or claim arising out of, or in any way related to, this Agreement.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which shall together constitute one and the same agreement.
[The following page is the signature page.]

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IN WITNESS WHEREOF, Grantor and Lender have duly executed this Security Agreement as of the ____ day of _____________, 2025.

GRANTOR:

WATER RESOURCES INTERNATIONAL, INC.

By ____________________________
Name: Denise Miyasato
Its: President

By ____________________________
Name: Chad Arima
Its: Chief Executive Officer

By ____________________________
Name: Eric Eldred
Its: Chief Operating Officer

(add mail and email address for Grantor)

LENDER:

BARNWELL INDUSTRIES, INC. for itself and its agent as aforesaid

By ____________________________
Name: Alexander C. Kinzler
Its: General Counsel and Secretary

1100 Alakea Street, Suite 500
Honolulu, Hawaii 96813
Attention: Alex Kinzler
(akinzler@brninc.com)

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SCHEDULE A
Collateral List

•Western Star Truck
•1000KW Onan Generator
•Summit Pump
•Summit Transformer
•VFD: 540KVA Variable Speed Drive, SN 13946707 (E-8640)
•Dodge 3500 Truck
•Toyota Tacoma Truck
•Rig #4: Spencer Harris Model 7000 Portable Rotary Drilling Rig (SN: 2762471) mounted on three axle trailer
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